Exhibit 10.6

September 2, 2003

Charles B. Cook
President and Chief Executive Officer
MSB Financial, Inc.
107 North Park Street
Marshall, Michigan 49068

Dear Mr. Cook:

     The purpose of this letter is to set forth our mutual understanding regarding the termination of your existing employment with Marshall Savings Bank, F.S.B. (“Marshall Savings”) and MSB Financial, Inc. (“MSB”) upon the consummation of the merger of MSB and Monarch Community Bancorp, Inc. (“MCBF”).

     Immediately prior to the closing of the merger, your employment as President and Chief Executive Officer of Marshall Savings and MSB will terminate. In connection with the termination of your employment, you shall receive a lump sum payment from Marshall Savings of $454,461 on the closing date of the merger. If your employment is involuntarily terminated prior to the closing of the merger, or if your employment terminates as a result of your death or disability, and at such time the merger is still pending, you or your estate or beneficiaries will receive such payment promptly after your employment is terminated. Except for the foregoing payment and any payments to which you are entitled under any qualified plan sponsored by MSB or Marshall Savings, there shall be no other benefits or remuneration payable or owing to you as a result of the termination of your employment.

     Notwithstanding the preceding paragraph, in the event that the payment to be made to you under this letter agreement, together with any other payments or benefits received or to be received by you in connection with the merger or otherwise, would be deemed to include an “excess parachute payment” under § 280G of the Internal Revenue Code of 1986, as amended (the “Code”) as determined by our independent auditors, then such payments shall be reduced such that the present value of such payments is one dollar ($1.00) less than three (3) times your “base amount” under § 280G(b)(3) of the Code. The allocation of the reduction among all excess parachute payments shall be determined in your discretion.

Mr. Charles B. Cook
September 2, 2003

     By your acceptance and acknowledgment of this letter agreement, you acknowledge and agree that, other than this letter agreement, you have no other severance agreement, written or unwritten, with Marshall Savings or MSB or any other written or unwritten agreement with Marshall Savings or MSB providing similar payments or benefits.

     This letter agreement shall be binding upon MSB, Marshall Savings and their successors and assigns and upon you and your heirs, executors, administrators, successors, assigns and legal representatives.

Sincerely,

/s/ Karl F. Loomis Name: Karl F. Loomis
Title: Director
MSB Financial, Inc.

/s/ Karl F. Loomis Name: Karl F. Loomis
Title: Director
Marshall Savings Bank, F.S.B.

Accepted and Agreed:

/s/ Charles B. Cook Charles B. Cook

Monarch Community Bancorp, Inc.

/s/ John R. Schroll John R. Schroll President and Chief Executive Officer